News Release

For Immediate Release:	For More Information, Contact:
July 27, 2022	Elaine Pozarycki
984-900-2457

First Bancorp Reports Second Quarter Results

SOUTHERN PINES, N.C. - First Bancorp (the "Company") (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $36.6 million, or $1.03 per diluted common share, for the three months ended June 30, 2022, compared to $34.0 million, or $0.95 per diluted common share for the first quarter of 2022 and $29.3 million, or $1.03 per diluted common share, recorded in the second quarter of 2021. For the six months ended June 30, 2022, the Company recorded net income of $70.6 million, or $1.98 per diluted common share, compared to $57.5 million, or $2.02 per diluted common share for the six months ended June 30, 2021.

On June 21, 2022, the Company announced that it had reached an agreement to acquire GrandSouth Bancorporation ("GrandSouth"), headquartered in Greenville, South Carolina, in an all-stock transaction. This transaction is subject to regulatory approvals and approval of GrandSouth's shareholders, and is expected to close in the late fourth quarter of 2022 or early first quarter of 2023. GrandSouth operates eight branches throughout South Carolina and currently has $1.2 billion in total assets, $952.8 million in loans, and $1.1 billion in deposits.

Richard H. Moore, CEO and Chairman of the Company, stated, "First Bank had a very strong quarter. Loan growth exceeded our expectations and we have continued to maintain strong asset quality and are focused on credit discipline. We are excited about combining with GrandSouth which provides us the opportunity to accelerate First Bank’s South Carolina expansion and partner with extremely talented bankers in growth markets."

Second Quarter 2022 Highlights

•Annualized return on average assets of 1.40% and annualized return on average common equity of 13.45% for the quarter ended June 30, 2022.
•Tax equivalent net interest margin was 3.18% for the quarter with continued low cost of funds, and net interest income grew 1.8% from the first quarter of 2022 ("the linked quarter").
•Total noninterest expense was down 4.0% as compared to the first quarter driven by lower merger expenses and operating cost controls.
•Annualized loan growth for the quarter was 11.8%; credit quality continues to be strong with decreases in nonperforming assets ("NPA") for the third straight quarter. NPA to total assets ratio of 0.39% as of June 30, 2022, down from 0.46% for the linked quarter and 0.51% for the comparable period of 2021.
•Total common equity Tier 1 ratio of 12.80% and total risk-based capital ratio of 14.91%.
•Quarterly cash dividend of $0.22 per share declared, a 10.0% increase over the dividend rate in the comparable period of 2021.

The following discussions and comparisons to the prior year financial periods presented are impacted by the Company's acquisition of Select Bancorp, Inc. ("Select") completed in the fourth quarter of 2021 which contributed $1.3 billion in loans and $1.6 billion in deposits as of the acquisition date.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2022 was $78.3 million, a 33.2% increase from the $58.8 million recorded in the second quarter of 2021 and a 1.8% increase from the first quarter of 2022. The increases in net interest income from the prior year period was driven by higher earning assets related to both organic growth and the Select acquisition, offset somewhat by a reduction in net interest margin ("NIM").

The Company’s tax-equivalent NIM (calculated by dividing tax-equivalent net interest income by average earning assets) for the second quarter of 2022 was 3.18%, compared to 3.21% for the linked quarter and 3.22% for the second quarter of 2021. Contributing to the the reduction in NIM was the payoff of loans during the first quarter of 2022 at higher rates than new originations. Also contributing to the lower NIM were fluctuations in loan discount accretion which deceased to $2.3 million in the second quarter of 2022 as compared to $3.6 million in the second quarter of 2021. Average interest-earning assets increased 34.7% from the second quarter of 2021, and 1.4% from the linked quarter with growth in both loans and investment securities.

Allowance for Credit Losses, Provisions for Credit Losses, and Asset Quality

For the three months ended June 30, 2022, the Company did not record any provision for credit losses or provision for unfunded commitments. This is compared to a provision for credit losses of $3.5 million and a reversal of provision for unfunded commitments of ($1.5) million for the first quarter of 2022. The first quarter provisions related to updated economic forecasts and recalibration of the CECL model assumptions to include historical loss rates from the Select acquired portfolio. For the second quarter of 2022, no additional provisions were necessary based on the assumptions and loan mix inputs to the CECL model. The reserve for unfunded commitments totaled $12.0 million at June 30, 2022 and is included in the line items "Other Liabilities".

Asset quality continues to improve with annualized net loan recoveries of (0.01%) for the second quarter of 2022 compared to a net charge-off ratio of 0.07% for the same period of 2021. Total nonperforming assets amounted to $41.1 million at June 30, 2022, or 0.39% of total assets, down from $48.9 million, or 0.46% of total assets for the linked quarter, and $41.8 million, or 0.51% of total assets, at June 30, 2021.

Noninterest Income

Total noninterest income for the second quarter of 2022 was $17.3 million, a 19.2% decrease from the $21.4 million recorded for the second quarter of 2021 and a 10.3% decrease from the linked quarter. The primary factors driving fluctuations between the comparable periods were as follows:

•SBA loan sale gains amounted to $0.8 million for the second quarter of 2022 compared to $3.3 million for the linked quarter and $3.0 million in the second quarter of 2021. The decrease was related to the timing of sales and the volume of originated loans available to be sold in each period.
•Fees from presold mortgages amounted to $0.5 million for the second quarter of 2022, a decrease of 59.5% from the linked quarter, and a decrease of 80.0% from the $2.3 million recorded in the second quarter of 2021. Mortgage loan refinancing and origination volumes have declined significantly due to increases in mortgage interest rates.
•SBA consulting fees declined $1.5 million for the second quarter of 2022 as compared to the prior year, and are down 9.7% from the linked quarter as a direct result of lower PPP-related revenue.
•Commissions from sales of insurance and financial products amounted to $1.2 million for the second quarter of 2022, an increase of 21.8% as compared to the linked quarter driven by higher volume of transactions. The decline in the second quarter of 2022 as compared to the $2.5 million recorded in the second quarter of 2021 was due to the sale of substantially all of the assets of the Company's property and casualty insurance agency subsidiary on June 30, 2021.

•Increases in the second quarter compared to the linked quarter and the prior year period in "Service charges on deposit accounts" and "Other service charges, commissions and fees" were driven by the Select acquisition and related increases in the number of new customers and transaction accounts, combined with continued organic growth in transaction accounts.
•Other gains amounted to $1.6 million for the second quarter of 2022 and $3.2 million for the first six months of 2022, primarily related to death benefits realized on bank-owned life insurance policies. Gains for the comparable periods of 2021 were driven by the sale of the operations and substantially all of the assets of First Bank Insurance Services in June 2021.

Noninterest Expenses

Noninterest expenses amounted to $49.4 million for the second quarter of 2022, compared to $51.5 million for the linked quarter and $41.0 million for the second quarter of 2021. The reduction in noninterest expense from the linked quarter is driven by a $2.7 million reduction in merger and acquisition expenses. The increase in noninterest expenses from the prior year period was driven by higher operating expenses resulting from the Select acquisition.

Income Taxes

The Company’s effective tax rates were 20.7% and 21.3% for the second quarter of 2022 and 2021, respectively. The 2022 reduction in effective tax rate was related to higher tax-exempt income relative to taxable income.

Balance Sheet and Capital

Total assets at June 30, 2022 amounted to $10.6 billion, a 28.8% increase from a year earlier. The growth was driven by a combination of organic loan and deposit growth and the acquisition of Select.

Total investment securities increased $672.2 million from June 30, 2021 to total $3.1 billion at June 30, 2022, as the Company invested cash from higher levels of deposits realized in 2021.

Total loans amounted to $6.2 billion at June 30, 2022, an increase of $1.5 billion, or 30.6%, from June 30, 2021, due primarily to the Select acquisition. Loan growth for the second quarter of 2022 amounted to $178.5 million, an annualized growth rate of 11.8%.

Total deposits amounted to $9.4 billion at June 30, 2022, an increase of $2.2 billion, or 30.5%, from June 30, 2021. Exclusive of deposits acquired from Select, the high core deposit growth is believed to be due to a combination of stimulus funds and changes in customer behaviors during the pandemic, as well as ongoing growth initiatives by the Company.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at June 30, 2022 of 14.91% compared to 15.27% reported at June 30, 2021. The decline resulted from the high balance sheet growth experienced between the periods. The Company’s tangible common equity to tangible assets ratio was 6.70% at June 30, 2022, a decrease of 161 basis points from a year earlier, with the decline driven by the higher unrealized loss on available for sale securities included in equity.

* * *
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $10.6 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 108 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

Caution about Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED INCOME STATEMENT
	Three Months Ended			Six Months Ended
($ in thousands except per share data - unaudited)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Interest income
Interest and fees on loans	$65,077	$64,202	52,295	$129,279	$103,368
Interest on investment securities	14,489	14,258	8,263	28,747	14,499
Other interest income	881	649	581	1,530	1,281
Total interest income	80,447	79,109	61,139	159,556	119,148
Interest expense
Interest on deposits	1,585	1,771	1,999	3,356	4,387
Interest on borrowings	592	460	381	1,052	764
Total interest expense	2,177	2,231	2,380	4,408	5,151
Net interest income	78,270	76,878	58,759	155,148	113,997
Provision for loan losses	—	3,500	—	3,500	—
(Reversal of) provision for unfunded commitments	—	(1,500)	1,939	(1,500)	1,939
Total provision for credit losses	—	2,000	1,939	2,000	1,939
Net interest income after provision for credit losses	78,270	74,878	56,820	153,148	112,058
Noninterest income
Service charges on deposit accounts	3,700	3,541	2,824	7,241	5,557
Other service charges, commissions, and fees	7,882	7,005	6,496	14,887	12,018
Fees from presold mortgage loans	454	1,121	2,274	1,575	6,818
Commissions from sales of insurance and financial products	1,151	945	2,466	2,096	4,656
SBA consulting fees	704	780	2,187	1,484	4,951
SBA loan sale gains	841	3,261	2,996	4,102	5,326
Bank-owned life insurance income	942	976	614	1,918	1,234
Other gains, net	1,590	1,622	1,517	3,212	1,483
Total noninterest income	17,264	19,251	21,374	36,515	42,043
Noninterest expenses
Salaries expense	23,799	23,454	21,187	47,253	41,318
Employee benefit expense	6,310	5,578	4,084	11,888	8,658
Occupancy and equipment related expense	4,636	4,688	3,721	9,324	7,670
Merger and acquisition expenses	737	3,484	411	4,221	411
Intangibles amortization expense	953	1,017	845	1,970	1,742
Foreclosed property gains, net	(292)	(80)	(173)	(372)	(16)
Other operating expenses	13,255	13,324	10,910	26,579	21,267
Total noninterest expenses	49,398	51,465	40,985	100,863	81,050
Income before income taxes	46,136	42,664	37,209	88,800	73,051
Income tax expense	9,551	8,695	7,924	18,246	15,572
Net income	$36,585	$33,969	29,285	70,554	57,479

Earnings per common share - diluted	$1.03	$0.95	1.03	$1.98	$2.02

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$78,270	$76,878	58,759	$155,148	$113,997
Tax-equivalent adjustment (1)	669	697	517	1,366	959
Net interest income, tax-equivalent	$78,939	$77,575	59,276	156,514	114,956

(1)This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED BALANCE SHEETS ($ in thousands)
	At June 30, 2022 (unaudited)	At March 31, 2022 (unaudited)	At December 31, 2021 (audited)	At June 30, 2021 (unaudited)
Assets
Cash and due from banks	$85,139	124,785	128,228	83,851
Interest-bearing deposits with banks	348,964	440,974	332,934	391,375
Total cash and cash equivalents	434,103	565,759	461,162	475,226

Investment securities	3,079,034	3,231,138	3,144,239	2,406,881
Presold mortgages in process of settlement	4,655	5,672	19,257	13,762
SBA and other loans held for sale	638	3,630	61,003	5,480

Loans	6,243,170	6,064,698	6,081,715	4,782,064
Allowance for credit losses on loans	(82,181)	(82,069)	(78,789)	(65,022)
Net loans	6,160,989	5,982,629	6,002,926	4,717,042

Premises and equipment	135,143	135,482	136,092	123,395
Operating right-of-use lease assets	19,707	20,380	20,719	16,432
Intangible assets	379,615	381,191	382,090	242,968
Foreclosed properties	658	2,750	3,071	826
Bank-owned life insurance	163,831	164,273	165,786	108,209
Other assets	187,842	159,156	112,556	90,361
Total assets	$10,566,215	10,652,060	10,508,901	8,200,582

Liabilities
Deposits:
Noninterest-bearing checking accounts	$3,699,725	3,593,642	3,348,622	2,651,143
Interest-bearing checking accounts	1,537,487	1,577,197	1,593,231	1,378,865
Money market accounts	2,572,118	2,636,913	2,562,283	1,820,475
Savings accounts	747,272	735,659	708,054	593,629
Time deposits > $100,000	521,853	543,542	613,414	510,722
Other time deposits	281,293	298,194	299,025	216,524
Total deposits	9,359,748	9,385,147	9,124,629	7,171,358

Borrowings	67,445	67,415	67,386	61,252
Operating lease liabilities	20,280	20,903	21,192	16,893
Other liabilities	56,399	61,105	65,119	46,569
Total liabilities	9,503,872	9,534,570	9,278,326	7,296,072

Shareholders’ equity
Common stock	723,956	723,441	722,671	397,704
Retained earnings	587,739	559,004	532,874	507,531
Stock in rabbi trust assumed in acquisition	(1,573)	(1,814)	(1,803)	(1,928)
Rabbi trust obligation	1,573	1,814	1,803	1,928
Accumulated other comprehensive loss	(249,352)	(164,955)	(24,970)	(725)
Total shareholders’ equity	1,062,343	1,117,490	1,230,575	904,510
Total liabilities and shareholders’ equity	$10,566,215	10,652,060	10,508,901	8,200,582

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended			Six Months Ended
PERFORMANCE RATIOS (annualized)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Return on average assets (1)	1.40%	1.30%	1.47%	1.35%	1.50%
Return on average common equity (2)	13.45%	11.38%	13.14%	12.37%	13.03%

COMMON SHARE DATA
Cash dividends declared - common	$0.22	0.22	0.20	0.44	0.40
Stated book value - common	29.77	31.36	31.75	29.77	31.75
Tangible book value - common (non-GAAP)	19.13	20.66	23.22	19.13	23.22
Common shares outstanding at end of period	35,683,595	35,639,889	28,491,633	35,683,595	28,491,633
Weighted average shares outstanding - diluted	35,642,471	35,640,978	28,490,031	35,641,728	28,513,942

CAPITAL RATIOS
Tangible common equity to tangible assets (non-GAAP)	6.70%	7.17%	8.31%	6.70%	8.31%
Common equity tier I capital ratio - estimated	12.80%	12.75%	13.01%	12.80%	13.01%
Tier I leverage ratio - estimated	9.95%	9.61%	9.43%	9.95%	9.43%
Tier I risk-based capital ratio - estimated	13.66%	13.63%	14.02%	13.66%	14.02%
Total risk-based capital ratio - estimated	14.91%	14.87%	15.27%	14.91%	15.27%

AVERAGE BALANCES ($ in thousands)
Total assets	$10,516,748	10,564,419	7,965,781	10,540,065	7,723,284
Loans	6,149,174	6,051,487	4,679,119	6,100,246	4,681,604
Earning assets	9,950,669	9,814,193	7,386,607	9,882,883	7,143,841
Deposits	9,337,615	9,220,352	6,951,524	9,279,314	6,714,168
Interest-bearing liabilities	5,740,269	5,852,296	4,443,875	5,795,973	4,339,386
Shareholders’ equity	1,091,077	1,210,122	893,978	1,150,253	889,865

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.

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TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	June 30, 2022	March 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021

Net interest income - tax-equivalent (1)	$78,939	77,575	74,552	59,129	59,276
Taxable equivalent adjustment (1)	669	697	707	576	517
Net interest income	78,270	76,878	73,845	58,553	58,759
Provision (reversal) for loan losses	—	3,500	11,011	(1,400)	—
(Reversal) provision for unfunded commitments	—	(1,500)	2,432	1,049	1,939
Noninterest income	17,264	19,251	15,057	16,511	21,374
Noninterest expense	49,398	51,465	62,789	40,817	40,985
Income before income taxes	46,136	42,664	12,670	34,598	37,209
Income tax expense	9,551	8,695	2,148	6,955	7,924
Net income	36,585	33,969	10,522	27,643	29,285

Earnings per common share - diluted	1.03	0.95	0.30	0.97	1.03

Cash dividends declared per share	0.22	0.22	0.20	0.20	0.20
(1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary

	For the Three Months Ended
YIELD INFORMATION	June 30, 2022	March 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021

Yield on loans	4.24%	4.30%	4.37%	4.19%	4.48%
Yield on securities	1.69%	1.76%	1.45%	1.46%	1.45%
Yield on other earning assets	0.97%	0.55%	0.42%	0.47%	0.56%
Yield on all interest-earning assets	3.24%	3.27%	3.20%	3.11%	3.32%

Rate on interest bearing deposits	0.11%	0.12%	0.13%	0.14%	0.18%
Rate on other interest-bearing liabilities	3.52%	2.77%	2.88%	2.45%	2.49%
Rate on all interest-bearing liabilities	0.15%	0.15%	0.17%	0.17%	0.21%
Total cost of funds	0.09%	0.10%	0.11%	0.11%	0.14%

Net interest margin (1)	3.15%	3.18%	3.10%	3.00%	3.19%

Net interest margin - tax-equivalent (2)	3.18%	3.21%	3.13%	3.03%	3.22%

Average prime rate	3.94%	3.29%	3.25%	3.25%	3.25%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period.
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	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands - unaudited)	June 30, 2022	March 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021

Interest income - increased by accretion of loan discount on acquired loans	$1,545	1,671	1,912	530	2,913
Interest income - increased by accretion of loan discount on retained portions of SBA loans	730	667	703	697	718
Total interest income impact	2,275	2,338	2,615	1,227	3,631
Interest expense - reduced by premium amortization of deposits	168	234	261	8	11
Interest expense - increased by discount accretion of borrowings	(53)	(73)	(116)	(45)	(44)
Total net interest expense impact	115	161	145	(37)	(33)
Total impact on net interest income	$2,390	2,499	2,760	1,190	3,598

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	As of / for the Three Months Ended
PAYCHECK PROTECTION PROGRAM (PPP) LOANS ($ in thousands - unaudited)	June 30, 2022	March 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021

PPP loans outstanding	$3,000	15,623	38,979	66,876	155,515
PPP fee amortization	1,008	1,324	1,676	2,093	2,696

First Bancorp and Subsidiaries Financial Summary

ASSET QUALITY DATA ($ in thousands)	June 30, 2022	March 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021

Nonperforming assets
Nonaccrual loans	$28,715	33,460	34,696	31,268	32,993
Troubled debt restructurings - accruing	11,771	12,727	13,866	7,600	8,026
Accruing loans > 90 days past due	—	—	1,004	—	—
Total nonperforming loans	40,486	46,187	49,566	38,868	41,019
Foreclosed real estate	658	2,750	3,071	1,819	826
Total nonperforming assets	$41,144	48,937	52,637	40,687	41,845

Asset Quality Ratios
Net quarterly (recoveries) charge-offs to average loans - annualized	(0.01)%	0.01%	0.05%	—%	0.07%
Nonperforming loans to total loans	0.65%	0.76%	0.82%	0.80%	0.86%
Nonperforming assets to total assets	0.39%	0.46%	0.50%	0.48%	0.51%
Allowance for loan losses to total loans	1.32%	1.35%	1.30%	1.31%	1.36%